Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Vail Resorts, Inc. of our report dated September 26, 2024, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Vail Resorts, Inc.’s Annual Report on Form 10-K for the year ended July 31, 2024.

/s/ PricewaterhouseCoopers LLP
Denver, Colorado
December 9, 2024